UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2020

 United Fire Group Inc.
(Exact name of registrant as specified in its charter)

Iowa	001-34257	45-2302834
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

118 Second Avenue SE
Cedar Rapids	Iowa	52401
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (319) 399-5700
_______________________N/A________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	UFCS	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
On March 31, 2020, United Fire & Casualty Company (the “Borrower”), a wholly owned subsidiary of United Fire Group, Inc. (the “Company”), entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells”), as administrative agent (the “Administrative Agent”), issuing lender, swingline lender and a lender, and the other lenders from time to time party thereto (collectively with Wells, the “Lenders”), providing for a $50,000,000 revolving credit facility (the “Revolver”), which includes a $20,000,000 letter of credit sub-facility and a $5,000,000 swing line loan for working capital and other general corporate purposes. The Revolver is provided by the Lenders on an unsecured basis, and the Borrower has the option to increase the Revolver by $100,000,000 if agreed to by the Lenders providing such incremental facility.
The entry into the Credit Agreement was completed as part of the Company’s regular course of financial planning and was not initiated as a result of market conditions resulting from the COVID-19 pandemic. Capitalized terms not otherwise defined herein are defined in the Credit Agreement. The following description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
The Revolver matures on March 31, 2024. The Revolver accrues interest at a per annum rate equal to LIBOR plus a margin of 1.25% at investment rating A+ (which margin increases by 0.25% at A, A- and B++ or below, respectively) (such margin the “LIBOR Margin”). Interest on alternate base rate loans is payable quarterly, while interest on LIBOR loan is payable on the last day of the applicable interest period. The Revolver includes a 0% LIBOR floor and customary LIBOR-replacement provisions. The Borrower is also required to pay a letter of credit commission equal to the daily amount available to be drawn times the LIBOR Margin and an issuance fee, in each case, payable quarterly. In addition, the Borrower is required to pay (i) a per annum unused fee (starting at 0.15% with a rating of A+, 0.25% at A rating, 0.275% at A- rating and 0.35% at B++ or below) on the average daily unused portion of the revolving commitment on a quarterly basis, and (ii) a loan fee at a rate per annum equal to 1.00% on the average daily outstanding principal amount of the loans, which is calculated on a quarterly basis and payable on each anniversary date of the Credit Agreement until payment in full. The Borrower may at any time prepay the Revolver without premium or penalty (but with respect to prepayment of LIBOR loans, accompanied by funding indemnification payments).
The Borrower and its subsidiaries are required to comply with various affirmative and negative covenants that are customary for loans of this type, including delivery of financial statements of the Company, notice of certain material events, compliance with laws, limitations on indebtedness, liens, asset sales, acquisitions and other investments, distributions, affiliate transactions, line of business, reinsurance agreements and prepayment of other indebtedness. Financial covenants include (a) ratio of indebtedness to capitalization of the Borrower and its subsidiaries not greater than 0.35 to 1.0; (b) certain consolidated net worth requirements; (c) risk-based capital ratio (RBC Ratio) of the Borrower of not less than 175%; and (d) minimum combined statutory surplus of the Borrower and its subsidiaries of $500,000,000.
The Credit Agreement includes customary events of default, including default in payments of principals, default in payment of other indebtedness, change of control and voluntary and involuntary insolvency proceedings, the occurrence of which would allow the Lenders to accelerate payment of all amounts outstanding thereunder and terminate any further commitments to lend.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Information concerning the Company’s Credit Agreement is set forth in Item 1.01, which information is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
A copy of the Company’s related press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit 10.1
Credit Agreement dated as of March 31, 2020, by and among United Fire & Casualty Company, as borrower, the lenders referred to therein and Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender and Wells Fargo Securities, LLC as sole lead arranger and sole bookrunner.

Exhibit 99.1	Press release of United Fire Group, Inc. dated April 2, 2020.
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document.)

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Fire Group, Inc.
(Registrant)

Dated:	April 2, 2020	/s/ Dawn M. Jaffray
Dawn M. Jaffray, Executive Vice President and Chief Financial Officer

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